                                 SCHEDULE 14C

            Information Statement Pursuant to Section 14(c) of the
              Securities Exchange Act of 1934 (Amendment No. __)

Check the appropriate box:

     [ X ]  Preliminary Information Statement
     [   ]  Confidential, for Use of the Commission Only (as permitted by
            Rule 14c-5(d)(2))
     [   ]  Definitive Information Statement

              NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
              ---------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[   ]  No fee required.

[ X ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

       1.  Title of each class of securities to which transaction applies: N/A

       2.  Aggregate number of securities to which transaction applies: N/A

       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

       4.  Proposed maximum aggregate value of transaction: $2,256,875

                   Cash received:             $  756,875
                   Value of notes received:    1,500,000
                                              ----------
                                              $2,256,875
                                              ==========

       5.  Total fee paid: $452

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1.  Amount Previously Paid: N/A

       2.  Form, Schedule or Registration Statement No.: N/A

       3.  Filing Party: N/A

       4.  Dated Filed: N/A

Preliminary Copy

                           NORTH AMERICAN GAMING AND
                           ENTERTAINMENT CORPORATION
                          13150 Coit Road, Suite 125
                              Dallas, Texas 75240



                            INFORMATION STATEMENT
                                      FOR
                       ACTION BY CONSENT OF STOCKHOLDERS



                      ===================================
                         WE ARE NOT ASKING FOR A PROXY
                         AND YOU ARE NOT REQUESTED TO
                               SEND US A PROXY.
                      ===================================


     This Information Statement is furnished in connection with the taking of action by the written consent of a majority of stockholders (the "Written Consent") of North American Gaming and Entertainment Corporation, a Delaware corporation (the "Company"), to be effective on or about November 7, 2001.

     This Information Statement is not to be regarded as proxy solicitation material. The approximate date on which this Information Statement is first sent to stockholders is October 18, 2001.

                                 VOTING RIGHTS

     In accordance with Delaware law and the Company's Certificate of Incorporation and bylaws, whenever stockholders are required or permitted to take any action, such action may be taken without a meeting by means of a Written Consent setting forth the action so taken, signed by the holders of a majority of all outstanding shares entitled to vote thereon.

     On each matter entitled to be submitted to a vote or the subject of a consent of the stockholders, each stockholder is entitled to one vote in person or proxy for each share owned of record. We are not asking you for a proxy and you are not requested to send us a proxy or consent.

                        ACTION TAKEN BY WRITTEN CONSENT
                         OF A MAJORITY OF STOCKHOLDERS

     On October 11, 2001, there were 25,105,458 issued and outstanding shares of the Company's common stock, $0.1 par value (the "Common Stock"). Effective as of such date, three affiliated stockholders of the Company owning 15,124,954 shares of Common Stock, representing approximately 60.2% of the issued and outstanding shares of Common Stock, executed the Written Consent approving the settlement (the "Settlement") of three pending lawsuits which will result in the sale by the Company of substantially all its assets to OM Operating, L.L.C. ("Operating") and River Port Truck Stop, L.L.C. ("River Port"), two Louisiana limited liability companies who were adverse parties to the Company in the litigation. The Company's Board of Directors approved the Settlement on August 19, 2001 and the definitive Purchase, Release, Settlement and Indemnity Agreement (the "Settlement Agreement") was executed by the Company and the remaining parties to the Settlement Agreement effective as of August 20, 2001. The Settlement, and the resulting sale of substantially all of the Company's assets, will become effective on November 7, 2001, twenty days after this Information Statement is first mailed to the stockholders of the Company. This

Information Statement will be mailed to stockholders of record as of October 11, 2001 (the "Record Date"). Attached to this Information Statement as Appendix A for your information is a conformed copy of the Written Consent executed by these three stockholders effective as of October 11, 2001.

                                 SUMMARY TERM SHEET

     We have described below the most material terms of the Settlement Agreement and the sale of our assets:

     . We have been involved in litigation with other parties, see "The Settlement Agreement and Sale of the Company's Assets - Background - Resulting Litigation," and "- Disputed Merger."

     . This litigation will be resolved and we will be released from any further potential liability, see "The Settlement Agreement and Sale of the Company's Assets - The Settlement Agreement - Mutual Release and Indemnification."

     . We will receive $756,875 in cash and $1.5 million in promissory notes as the purchase price for our assets, see "The Settlement Agreement and Sale of the Company's Assets - Background - The Settlement Agreement," and "The Settlement Agreement and Sale of the Company's Assets - The Settlement Agreement - Purchase Price."

     . We are selling our ownership interests in Operating, River Port and Ozdon, which is substantially all of our assets, see "The Settlement Agreement and Sale of the Company's Assets - Background - General" and "The Settlement Agreement and Sale of the Company's Assets - The Settlement Agreement - Assets Sold."

     . The Settlement Agreement and sale of assets does not become effective until 20 days after this Information Statement is mailed to you, see "The Settlement Agreement and Sale of the Company's Assets - The Settlement Agreement - Conditions to the Sale."


          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock as of October 11, 2001, by each stockholder known to the Company to own beneficially more than five percent of the outstanding Common Stock, each current director, and all executive officers and directors as a group, based on information provided to the Company by such persons. Except as otherwise stated, each such person has sole investment and voting power with respect to the shares set forth in the table:

              Name and Address
            of Beneficial Owner               Number of Shares  Percent
            -------------------               ----------------  -------
        International Tours, Inc.(1)              14,886,960     59.3
        13150 Coit Road
        Suite 125
        Dallas, Texas 75240

        Hawes Partners(1)                         15,122,620     60.2
        Shangri-La Vista Tower
        Route 3
        Afton, Oklahoma 74331

        E.H. Hawes, II(1)                         15,124,954     60.2
        Shangri-La Vista Tower
        Route 3
        Afton, Oklahoma 74331


        Daryl N. Snadon(2)                         4,535,673     17.4
        15280 Addison Rd., Ste 300
        Dallas, Texas  75248

        Richard P. Crane, Jr.(3)                   1,285,556      4.9
        530 Wilshire Blvd., Ste. 400
        Santa Monica, California 90401

        All Executive Officers and                20,946,183     77.3
        Directors as a Group
        (3 persons)(1)(2)(3)

----------------
(1) International Tours, Inc. ("International") owns 14,886,960 shares of Common Stock of record and beneficially. E. H. Hawes, II, owns of record and beneficially 2,334 shares of Common Stock. I.T. Financial Corporation ("ITFC") owns 235,660 shares of Common Stock of record and beneficially. Hawes Partners is a partnership owned 100% by Mr. Hawes. Hawes Partners beneficially owns 100% of the outstanding capital stock of International. Consequently, the 14,886,960 shares of Common Stock owned of record and beneficially by International may also be deemed to be beneficially owned by each of Hawes Partners and Mr. Hawes, and are reflected accordingly in the table above for their respective ownership positions. Hawes Partners also beneficially owns 64.97% of ITFC and Hawes Partners and Mr. Hawes may also be deemed to beneficially own the shares owned by ITFC and such shares are reflected as being beneficially owned by each of them in the table above.

(2) Includes a vested option to acquire 1,000,000 shares and 535,666 shares pledged as collateral on a note payable to Mr. Snadon=s former wife.

(3)  Includes vested options to acquire 1,000,000 shares.



           THE SETTLEMENT AGREEMENT AND SALE OF THE COMPANY'S ASSETS

Background

     General.   The Company is an owner of member interests or shares of common stock in Operating, River Port and Ozdon Investments, Inc. ("Ozdon"). Since March 31, 1999, the Company's ownership percentages and the identity and ownership percentages of the other owners are as follows:

                                 Operating

     Member's Name              Member's Ownership Percentage
     -------------              -----------------------------


     Donald I. Williams                 51%
     The 146, L.L.C.                    24.5%
     North American Gaming              24.5%

                                 River Port


     Member's Name              Member's Ownership Percentage
     -------------              -----------------------------

     Donald I. Williams                 50%
     The 146, L.L.C.                    25%
     North American Gaming              25%

                                 Ozdon

     Shareholder's Name            Shareholder's Ownership Percentage
     ------------------            ----------------------------------

     The 146, L.L.C.                    50%
     North American Gaming              50%

     Disputed Merger. On March 15, 2000 meetings of the members of Operating and River Port were called by Donald I. Williams ("Williams") and The 146, L.L.C. ("146LLC"), the other two members of Operating and River Port. The purpose of each meeting was to merge newly-formed limited liability companies owned by Williams and 146LLC into Operating and River Port and to cancel, or "cash out", the Company's membership interests in exchange for a cash payment of $375,000 by Operating and $50,000 by River Port. The Company objected to the holding of the meetings and the cancellation of its membership interests. The Articles of Organization or the Operating Agreement of each of Operating and River Port provide that a member's interest may not be changed and the Articles of Organization may not be amended without the unanimous vote of all members. Despite the Company's objections and the requirements of the Articles of Organization, a meeting of members was held by each of Operating and River Port on March 27, 2000 at which Williams and 146LLC purported to approve both mergers. The Company voted against the merger at each meeting. The purpose of both mergers was to terminate the Company's interests in Operating and River Port without its consent. A Certificate of Merger was filed by Operating and River Port with the Secretary of State of Louisiana on March 28, 2000 and April 18, 2000, respectively, purporting to finalize both mergers.

     Resulting Litigation. The Company filed a lawsuit on March 24, 2000, styled North American Gaming and Entertainment Corporation v. OM Operating, L.L.C., River Port Truck Stop, L.L.C., Donald I. Williams, Loy F. Weaver and The 146, L.L.C., Civil Action No. CV00-0575S, United States District Court, Western District of Louisiana, Shreveport Division, against Operating, River Port, Williams, 146LLC and Loy F. Weaver, an affiliate of 146LLC ("Weaver"), for breach of fiduciary duty and breach of contract, and to declare as a nullity the mergers purportedly approved by Williams and 146LLC. Related litigation was brought by the defendants and related parties in the litigation styled (i) Arlington Farms, Inc., et al. v. North American Gaming and Entertainment Corporation, et al., Civil Action No. 00-106-C-M2, United States District Court, Middle District of Louisiana, and (ii) The 146, L.L.C. v. Ozdon Investments, Inc., State of Louisiana, Parish of Pointe Coupee, 18th Judicial District Court, Docket No. 34,928, Division "A". The Company has vigorously pursued its rights, sought a judicial declaration nullifying the purported mergers of both Operating and River Port, and sought damages for these and other breaches of fiduciary duty. The other parties to the litigation have also vigorously pursued their rights and asserted their defenses. Numerous depositions and discovery requests were involved and numerous court hearings have been held since the filing of the lawsuits. During this process, the Company has also entertained discussions and negotiations concerning a possible settlement of the litigation. Effective as of January 5, 2001, the Company entered into a preliminary agreement (the "Preliminary Agreement") with the other parties to the lawsuits, together with certain related parties thereof (collectively, the "OMO Group").

     The Preliminary Agreement. Under the terms of the Preliminary Agreement, the Company and the OMO Group agreed to settle the foregoing litigation and enter into mutual releases of claims, subject to certain conditions that were required to be satisfied prior to such settlement becoming effective. The Preliminary Agreement provided that the settlement would not become effective unless definitive, binding agreements mutually acceptable to all parties (the "Definitive Agreements") were entered into on or before March 9, 2001. Definitive Agreements were not executed prior to such date, but the deadline was extended by the parties from time to time as negotiations continued. Extensive negotiations, involving many meetings, conference calls and drafts of various documents took place between January 5, 2001 and August 20, 2001, at which time the Company ultimately was able to negotiate and enter into the Settlement Agreement upon terms mutually agreeable to the Company and the OMO Group.

     The Settlement Agreement. Effective August 20, 2001, the Company entered into the Settlement Agreement with the OMO Group. In addition to mutual releases of all parties, the Settlement Agreement provides for the sale by the Company of (i) all of the Company's interest in Operating to Operating in redemption of all of the Company's interest in Operating, (ii) all of the Company's interest in River Port to River Port in redemption of all of the Company's interest in River Port, and (iii) the Company's 50% ownership interest in Ozdon. The purchase price for the sale of these assets by the Company is $2.3 million, payable $800,000 in cash and $1.5 million in the form of promissory notes payable in 60 monthly installments of principal and interest. However, the cash portion of the purchase price will be reduced by an amount equal to $5,000 for a $5,000 payment to E.H. Hawes, II, the President of the Company, for a two year agreement not to compete with the OMO Group within four Parishes in Louisiana, and

$38,125 retained by the OMO Group representing the net excess of liabilities of Ozdon in excess of $125,000. The Settlement Agreement also includes a noncompetition agreement pursuant to which the Company will agree not to compete for a period of two years after the closing of the Settlement Agreement in the ownership, operation or management of truck stops in any of the four Parishes in the State of Louisiana in which Operating or River Port currently own or operate truck stops.

     Reasons for Settlement Agreement and Sale. Mr. Hawes discussed with each of the Company's Board members developments in the litigation as they occurred. These discussions included the results of discovery, discussions with counsel concerning strategy and potential results and the costs of pursuit of the ongoing litigation. He further reported to the Board that the Company had experienced difficulties as a minority owner and could continue to anticipate difficulties as a minority owner of Operating, River Port and Ozdon if the disputed mergers were set aside. There were also discussions concerning possible sales of the minority interests if the disputed mergers were set aside and the likely value in light of the litigious nature of the situation. Based on these discussions, the cost of pursuing the litigation, the possibility of being able to recover any judgment rendered and the reduced marketability of the minority interests, and especially in light of the litigious nature of the situation, it was determined that it was in the best interests of the Company to enter into the Settlement Agreement and sell its assets for the value of approximately $2.3 million.

     Mr. Hawes then discussed the issue of accepting cash and promissory notes rather than taking all cash. He informed the Board that the OMO Group was unwilling to pay any greater amount in cash. The Board determined that in view of the sound financial condition of Operating, River Port and Ozdon and the cross guarantees and additional guarantees given for each of the promissory notes, the settlement should proceed with $800,000 in cash and $1.5 million in promissory notes, secured and guaranteed as described below.

Description of Operating and River Port

     Operating is a Louisiana limited liability company that presently operates truck stop facilities and related video poker casinos in Opelousas, Louisiana and Toomey, Louisiana, and operates the truck stop video poker casino owned by River Port in Port Allen, Louisiana and the truck stop video poker casino owned by a nonaffiliated party in Vinton, Louisiana.

     River Port owns a truck stock facility and related video poker casino in Port Allen , Louisiana. The truck stop facility is operated by a nonaffiliated party and the video poker casino is operated by Operating.

     The address and telephone number of the principal executive office of Operating and River Port is 688 Hwy 10, Washington, Louisiana 70589, and (337) 826-6555.

The Settlement Agreement

     General. The Company entered into the Settlement Agreement on August 20, 2001 with Operating, River Port, Williams, 146L.L.C., Weaver and certain related parties thereof (the "OMO Group"). Under the Settlement Agreement, the Company will sell substantially all of its assets to Operating and River Port.

     The purchase and sale of the assets of the Company closed into escrow on August 20, 2001. The only condition to the release of escrow and the closing becoming effective is the mailing of this Information Statement to the stockholders of the Company. Escrow will be released and the closing will become effective 20 days after the first mailing of this Information Statement to the Company's stockholders (the "Effective Date"), but with a financial and accounting effective date to relate back to August 20, 2001. In the interim, E.H. Hawes, II has resigned as the sole director of Ozdon and Williams and Weaver have been appointed as the sole directors of Ozdon.

     Assets Sold. The assets to be sold include the Company's ownership interests in each of Operating, River Port and Ozdon.

     Purchase Price. The purchase price for the sale of these assets by the Company is $2.3 million, payable $800,000 in cash and $1.5 million in the form of promissory notes payable in 60 monthly installments of principal and interest. However, the cash portion of the purchase price will be reduced by an amount equal to $5,000 for a $5,000 payment to E.H. Hawes, II, the President of the Company, for a two year agreement not to compete with the OMO

Group within four Parishes in Louisiana, and $38,125 retained by the OMO Group representing the net excess of liabilities of Ozdon in excess of $125,000. The three promissory notes are in the amount of $1,222,826 payable by Operating, $244,565 payable by Operating and $32,609 payable by River Port and bear interest at the prime rate. Each of the promissory notes will be personally guaranteed by Weaver, 146 LLC, Williams, Operating, River Port and Ozdon and will be secured by a security interest in 49% of the membership interests of Operating.

     No Fairness Opinion Obtained. No fairness opinion was obtained and no other third-party appraisal or review was conducted to arrive at the purchase price in the Settlement Agreement for the Company's assets. The Board of Directors of the Company decided it was capable of evaluating the factors to be taken into account to determine the aggregate purchase price paid as part of the Settlement in light of the ongoing expenses of the litigation and recovery possibilities, and determined that the expense of engaging an investment banking firm or another third party review of the transaction was not necessary. The Board considered that the minority stockholders will have no voice in the decision to enter into the Settlement Agreement and sell substantially all of the assets of the Company, and in the absence of dissenters' rights of appraisal, the minority stockholders will be bound by the decision of the Board and the Written Consent of the three stockholders who approved the Settlement Agreement. However, the Board did not believe such limitation justified the expense of a fairness opinion or other third party review, and did not believe that the absence of such opinion or review adversely affected its internal determination of fairness. Therefore, the Board decided to proceed without a fairness opinion or other third party review. Based upon all of the foregoing factors discussed, the Board determined that the settlement of the litigation by entering into the Settlement Agreement and accepting $2.3 million as the aggregate purchase price for the Company's assets was fair to, and in the best interests of, the Company's stockholders.

     Conditions to the Sale. As noted above under "The Settlement Agreement - General," there are no conditions to the Settlement Agreement and the sale of the Company's assets becoming effective, other than the mailing of this Information Statement to the stockholders of the Company. The Settlement Agreement and sale of assets will automatically become effective 20 days after the first mailing of this Information Statement to the Company's stockholders.

     Representations and Warranties.   In the Settlement Agreement, the Company
made customary representations and warranties to the OMO Group including as to financial statements and matters, tax matters, authority, capitalization, pending or threatened litigation, compliance with applicable laws, title to assets and third party approvals. In the Settlement Agreement, the OMO Group made customary representations and warranties to the Company including authority, third party approvals and existing and pending litigation.

     Mutual Release and Indemnification. The Company and E.H. Hawes, II, individually and on behalf of any other entities controlled by them, have agreed to release all claims either of them might have, known or unknown, against any members of the OMO Group, including a release with prejudice of all claims pursued in the pending lawsuits. Likewise, the OMO Group agreed to release all claims either of them might have, known or unknown, against the Company, Mr. Hawes and their affiliates, including a release with prejudice of all claims pursued in the pending lawsuits. The Company and Mr. Hawes agreed to indemnify the OMO Group against any loss experienced if the Company or Mr. Hawes elected to rescind the releases granted. Likewise, the OMO Group agreed to indemnify the Company and Mr. Hawes if any member of the OMO Group elected to rescind the releases granted. Each of the parties also agreed to indemnify the other party for any costs or expenses resulting from any breach of warranties or agreements, or the breach or default in the performance of any required obligations, under the Settlement Agreement.

     Expenses. Each group of parties under the Settlement Agreement is responsible for paying all of the fees and expenses incurred by that group (including the fees and expenses of counsel) in connection with the negotiation, execution and delivery and performance of the Settlement Agreement and the transactions contemplated by the Settlement Agreement.

Non-Competition Agreement

     Each of Mr. Hawes and the Company agreed not to compete in the gaming business in four Parishes in which Operating and River Port currently have video poker casino operations for a period of two years after August 20, 2001. The Company was paid $5,000 for its noncompete and Mr. Hawes was paid $5,000 for his noncompete. The $10,000 payments reduced the $800,000 cash portion of the purchase price.

Accounting Treatment

     The effective date of the Settlement Agreement and the sale of the Company's assets will relate back to August 20, 2001. Consequently, the transaction will be recorded as a disposition of assets in the third quarter of 2001. The sales proceeds exceed the net book value of the assets sold and, therefore, the Company will realize a gain from the sale of assets effective August 20, 2001.

Federal Income Tax Consequences

     For Federal income tax purposes, the Company will report a gain equal to the excess of the sales proceeds over the net book value of the assets sold. The gain is a taxable transaction.

No Change in Rights of Holders of Company's Common Stock

     There will be no change in the Common Stock or in the rights of the holders of Common Stock as a result of the Settlement Agreement and the sale of the Company's assets.

Stockholder Approval

     The Company is a Delaware corporation. The sale of the Company's assets pursuant to the Settlement Agreement constitutes a sale of substantially all of the assets of the Company under Delaware law, which requires the approval by stockholders holding a majority of the outstanding shares of Common Stock. The Company has obtained stockholder approval, which was granted by virtue of the three stockholders executing the Written Consent who own 15,124,954 shares of Common Stock, representing approximately 60.2% of the issued and outstanding shares of Common Stock. Consequently, the required stockholder approval has been obtained, but such approval will not become effective until the Effective Date.

Rights of Dissenting Stockholders

     Under Delaware, dissenting stockholders do not have any statutory appraisal or other rights of appraisal relating to the approval of the Settlement Agreement and the sale of potentially all of the Company's assets by holders of a majority of the issued and outstanding shares of Common Stock of the Company.

No Regulatory Approval Required

     No federal or state regulatory approval is required to consummate the Settlement Agreement or the sale of the Company's assets pursuant to the Settlement Agreement.

No Liquidation.

     The Company is not seeking authority to liquidate and dissolve, and does not intend to liquidate and dissolve, as a result of the Settlement Agreement and the sale of substantially all of its assets. The Company is reviewing other businesses and acquisition opportunities and plans to use the proceeds from the Settlement Agreement and sale of assets partially to fund other business opportunities at such time as such opportunities may become available to the Company on terms and conditions acceptable to the Company.

Interest of Certain Persons in Sale

     As of October 1, 2001, the Company owed $260,000 to International Tours, Inc. under two subordinated debentures with an aggregate original principal balance of $260,000. The Company plans to use a portion of the proceeds from the Settlement Agreement and sale of assets to pay the subordinated debentures in full. International Tours is one of the three stockholders that have executed the Written Consent, and it is beneficially owned by E.H. Hawes, II, the President of the Company and one of the other stockholders executing the Written Consent.


                                    By Order of the Board of Directors


October 18, 2001                    E.H. Hawes, II
                                    President

                                                                      Appendix A


                                WRITTEN CONSENT
                      OF THE HOLDERS OF A MAJORITY OF THE
                     OUTSTANDING SHARES OF COMMON STOCK OF
                           NORTH AMERICAN GAMING AND
                           ENTERTAINMENT CORPORATION


     The undersigned, constituting holders of at least a majority of the outstanding shares of common stock of North American Gaming and Entertainment Corporation (the "Company"), hereby take the following corporate actions by written consent:

          RESOLVED, that the "Purchase, Release, Settlement and Indemnity Agreement" (the "Settlement Agreement") between the Company, Donald I. Williams, Loy F. Weaver, OM Operating, L.L.C., River Port Truck Stop, L.L.C., Ozdon Investments, Inc., The 146, L.L.C., E.H. Hawes, II and various other parties who are parties to the Settlement Agreement, previously approved and authorized by the Board of Directors, pursuant to which the existing litigation among the parties to the Settlement Agreement will be settled, mutual releases and indemnifications will be entered into and the Company will sell all or substantially all of its assets for $2.3 million, payable $800,000 in cash and $1.5 million by promissory notes payable over 60 months, upon the terms and conditions set forth in the Settlement Agreement, is hereby ratified, approved and adopted by the undersigned stockholders of the Company, as such Settlement Agreement may be modified and further negotiated by the parties thereto; and the officers of the Company are authorized and directed to further negotiate and modify such Settlement Agreement upon the terms and conditions as they, in their sole discretion, deem advisable, along with the other agreements and instruments contemplated thereby, and to execute and deliver such other agreements and instruments and the Settlement Agreement as so further modified and negotiated; and the signature of the officers thereon shall be conclusive evidence of the authorization and approval thereof by the Company.

          RESOLVED FURTHER, that the consummation of the transactions involving the Company under the Settlement Agreement shall become effective without further action twenty days after the mailing by the Company of an Information Statement to the stockholders of the Company in accordance with the rules and regulations of the Securities and Exchange Commission.

          RESOLVED FURTHER, that the officers of the Company are authorized and directed to take such further actions and to negotiate and execute any such further documents and instruments as they, in their sole discretion, deem necessary or advisable to place the foregoing resolutions into effect and to otherwise consummate the transactions contemplated by the Settlement Agreement and any documents or instruments contemplated thereby.

     Executed effective as of the moment that a majority of the outstanding shares of common stock have executed this Written Consent as evidenced by the date of the signatures below. This Written Consent may be executed in one or more counterparts, and all of such counterparts shall constitute one and the same instrument. Facsimile signatures shall be considered original signatures.

                              INTERNATIONAL TOURS, INC.



                              By:   /s/ E.H. Hawes, II
                                    -----------------------------------------
                                    E.H. Hawes, President
                                    Number of Common Shares Owned: 14,886,960
                                    Date: October 11, 2001

                              IT FINANCIAL CORP.



                              By:  /s/ E.H. Hawes, II
                                   ------------------------------------------
                                   E.H. Hawes, II, President
                                   Number of Shares Owned: 235,660
                                   Date: October 11, 2001

                              E.H. HAWES, II


                                    /s/ E.H. Hawes, II
                                    -----------------------------------------
                                    E.H. Hawes, II, Individually
                                    Number of Shares Owned: 2,334
                                    Date: October 11, 2001



                                 A-2